Exhibit 99.1

Beverly Sells 11 Eldercare Operations in Arkansas as Part of Divestiture
Strategy

     FORT SMITH, Ark.--(BUSINESS WIRE)--June 30, 2004--Beverly Enterprises, Inc. (NYSE: BEV) today announced the sale of ten skilled nursing facilities and one assisted living facility in Arkansas. This sale reflects Beverly's continuing commitment to strengthen its portfolio of eldercare facilities, significantly reduce its total projected patient care liability costs and strategically align its operations.
     The facilities - which were expected to account for approximately $53 million in revenues and a pre-tax loss of $2 million in 2004 - were sold to an investor group. They will be operated by Perennial Healthcare Management (Monkton, MD). The ten nursing facilities (five leased) contain 1,304 beds, and the assisted living facility (leased) contains 30 units. JPMorgan acted as exclusive financial advisor to Beverly in this transaction.
     Terms of the transaction are not being disclosed. As a result of this transaction, Beverly expects to record a pre-tax charge in Discontinued Operations of approximately $6 million in the second quarter of 2004. Excluding this charge, the overall transaction is expected to be slightly accretive to Beverly's pre-tax income in 2004 and increasingly accretive in 2005 and beyond. Beverly continues to operate 20 other eldercare facilities in Arkansas.
     The eleven divested Arkansas facilities were expected to account for less than three percent of Beverly's Skilled Nursing Facilities revenues and more than 13 percent of that unit's projected patient care liability costs in 2004. Since Beverly initiated its divestiture program in early 2003, it has sold, closed or terminated leases on a total of 107 eldercare facilities. Beverly expects to complete this program by divesting another 25 to 35 facilities during the second half of 2004.
     This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2004 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; the ability to integrate acquisitions and realize synergies and accretion; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; our ability to obtain adequate insurance coverage with financially viable insurance carriers, as well as the ability of our insurance carriers to fulfill their obligations; the ability to replace or refinance debt obligations and realize accretions from any such replacement or refinancing; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair values; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to repurchase our stock and changes in the stock price after any such repurchases; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in Beverly's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-K/A and 10-Q.
     Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. After this transaction, Beverly expects to operate 356 skilled nursing facilities, as well as 18 assisted living centers, and 26 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

     CONTACT: Beverly Enterprises Inc., Fort Smith
              Investor Relations:
              James M. Griffith, 479-201-5514
              or
              News Media:
              Blair C. Jackson, 479-201-5263
              www.beverlycares.com